____________________________________________________________________
ROGERS CORPORATION
SEVERANCE PLAN

___________________
Effective February 7, 2019
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TABLE OF CONTENTS
Section 1.	Introduction	1
1.1.	Purpose.	1
1.2.	Effective Date.	1
Section 2.	Definitions and Construction	2
2.1.	Definitions.	2
2.2.	Gender and Number.	4
2.3.	Section 409A.	4
Section 3.	Participation	5
3.1.	Generally.	5
3.2.	Participation Agreement Required.	5
Section 4.	Severance Benefits	6
4.1.	Cash Severance Benefits.	6
4.2.	Medical and Dental Benefits.	7
4.3.	Outplacement Services.	7
4.4.	Equity Awards.	8
4.5.	Qualifying Termination.	8
4.6.	Sections 280G and 4999 of the Code.	8
Section 5.	Covenants	10
5.1.	Generally.	10
5.2.	Noncompetition.	10
5.3.	Interference with Business Relations.	10
5.4.	Proprietary and Confidential Information.	11
5.5.	Nondisparagement.	11
5.6.	Cooperation.	11
5.7.	Recoupment.	12
Section 6.	Release	13
6.1.	Generally.	13
6.2.	Time Limit for Providing Release.	13
Section 7.	Nature of Participant’s Interest in the Plan	14
7.1.	No Right to Assets.	14
7.2.	No Right to Transfer Interest.	14
7.3.	No Employment Rights.	14
7.4.	Withholding and Tax Liabilities.	14
Section 8.	Administration, Interpretation, and Modification of Plan	15
8.1.	Plan Administrator.	15
8.2.	Powers of the Administrator.	15
8.3.	Incapacity.	15
8.4.	Amendment, Suspension, and Termination.	15
8.5.	Power to Delegate Authority.	15

Rogers Corporation Severance Plan	Table of Contents

8.6.	Headings.	16
8.7.	Severability.	16
8.8.	Governing Law.	16
8.9.	Complete Statement of Plan.	16
Section 9.	Claims and Appeals	17
9.1.	Application of Claims and Appeals Procedures.	17
9.2.	Initial Claims.	17
9.3.	Appeals.	18
9.4.	Other Rules and Rights Regarding Claims and Appeals.	19
9.5.	Interpretation.	19

Exhibit A	Participation Agreement
Exhibit B	Release

Rogers Corporation Severance Plan	Table of Contents

Section 1.INTRODUCTION
1.1.    Purpose.
The purpose of the Plan is to ensure that Rogers Corporation (“Rogers” and, with its affiliates, the “Company”) will have the continued dedication of key employees of the Company by providing severance protection to selected individuals. The Plan is an unfunded plan maintained primarily for the purpose of providing severance benefits to a select group of key management employees.
1.2.    Effective Date.
The Plan is effective as of February 7, 2019.

Section 2.    DEFINITIONS AND CONSTRUCTION
2.1.    Definitions.
When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)
“Administrator” means the Chief Human Resources Officer of Rogers or such committee or person as the Chief Human Resources Officer of Rogers designates, except that, with respect to the participation of the Chief Human Resources Officer of Rogers in the Plan, “Administrator” means the President and Chief Executive Officer of Rogers.

(b)	“Cause” has the meaning provided in Section 4.5(c).

(c)	“Change in Control” means any of the following:

(1)
The acquisition by one person, or more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition by such person or persons, of ownership of assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that a Change in Control shall not occur solely as a result of a transfer of assets to any entity controlled by the shareholders of the Company immediately after such transfer, including a transfer to (A) a shareholder of the Company (immediately before such transfer) in exchange for or with respect to its stock, (B) an entity, 50 percent or more of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by the Company, (C) a person, or more than one person acting as a group, that owns (immediately after such

Rogers Corporation Severance Plan    Page 1

transfer) directly or indirectly 50 percent or more of the total value or voting power of all outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by a person described in clause (C), above. For purposes of this Section 2.1(c)(1), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(2)
The acquisition by one person, or more than one person acting as a group, of stock of Rogers that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Rogers.

(3)
The acquisition by one person, or more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition by such person or persons, of ownership of stock of Rogers possessing 30 percent or more of the total voting power of the stock of Rogers; provided, however, that a Change in Control shall not occur under this Section 2.1(c)(3) solely as a result of the acquisition of additional stock by a person, or more than one person acting as a group, that is considered to “effectively control” the Company (within the meaning of guidance issued under Section 409A of the Code).

(4)
The replacement of a majority of the Board of Directors of Rogers during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Rogers before the date of the appointment or election.

(5)
The consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of Rogers immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction.

For purposes of this Section 2.1(c), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Rogers. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

Rogers Corporation Severance Plan	Page 2

(e)	“Company” means Rogers and its affiliates.

(f)	“Compensation and Organization Committee” means the Compensation and Organization Committee of the Board of Directors of Rogers.

(g)	“Effective Date” means February 7, 2019.

(h)	“Eligible Employee” means any employee of the Company who is designated by the Compensation and Organization Committee to be eligible to participate in the Plan.

(i)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)	“Good Reason” has the meaning provided in Section 4.5(b).

(k)	“Participant” means an Eligible Employee who participates in the Plan under Section 3.

(l)	“Participation Agreement” has the meaning provided in Section 3.2.

(m)	“Plan” means the Rogers Corporation Severance Plan as set forth in this document.

(n)	“Rogers” means Rogers Corporation and any successor.

(o)	“Qualifying Termination” has the meaning provided in Section 4.5

(p)	“Section” means a section of the Plan and any subsections of that section.

(q)	“Section 409A” means section 409A of the Code.

(r)	“Severance Benefit” has the meaning provided in Section 4.1.

(s)
“Severance Coverage Period” is, unless a different period (not to exceed 36 months) is approved by the Compensation and Organization Committee and reflected in the Participant’s Participation Agreement:

(1)    For the President and Chief Executive Officer of Rogers, 24 months; and
(2)    For other Participants, 12 months, except that, if he or she incurs a Qualifying Termination during the one-year period after a Change in Control, the Severance Coverage Period shall be 18 months.
2.2.    Gender and Number.
Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.
2.3.    Section 409A.

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Payments under the Plan are intended to be exempt from, or comply with, Section 409A, and the Plan will be interpreted to achieve this result. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under the Plan.
Section 3.    PARTICIPATION
3.1.    Generally.
An employee of the Company participates in the Plan upon the date on which the Company and the employee execute a Participation Agreement in accordance with Section 3.2.
3.2.    Participation Agreement Required.
No employee will be eligible to receive a benefit under the Plan unless the employee and the Company execute a Participation Agreement substantially in the form of Exhibit A, except as otherwise determined by the Compensation and Organization Committee. The executed Participation Agreement will constitute an agreement between the Company and the employee that binds both of them to the terms of the Plan and will bind their heirs, executors, administrators, successors, and assigns, both present and future.
Section 4.    SEVERANCE BENEFITS
4.1.    Cash Severance Benefits.
A Participant who has a Qualifying Termination is entitled to a Severance Benefit in the amount described in subsection (a), unless otherwise specified in the Participant’s Participation Agreement. The Severance Benefit shall be paid in the time and form specified in subsection (b) and shall be conditioned upon the Participant’s timely execution of a release as provided in Section 6.

(a)	Amount.
(1)    Base Salary. The Participant’s Severance Benefit includes an amount equal to the Participant’s base salary (at the rate in effect immediately prior to the Participant’s Qualifying Termination, or if greater, the rate in effect at any time within 180 days prior to the Participant’s Qualifying Termination) for the Participant’s Severance Coverage Period.
(2)    Bonus Award. The Participant’s Severance Benefit includes an amount equal to the Participant’s target incentive under the Company’s annual cash incentive plan for the measurement period in which the Qualifying Termination occurs multiplied by the ratio of (A) the Participant’s Severance Coverage Period (in months) over (B) 12 months; provided that, for all Participants other than the President and Chief Executive Officer of Rogers, the benefits under this Section 4.1(a)(2)(A) will expire on the third anniversary of such Participant’s participation in the Plan, except with respect to Severance Benefits payable with

Rogers Corporation Severance Plan	Page 4

respect to a Qualifying Termination within the one-year period following a Change in Control, which, for the avoidance of doubt, shall not so expire.

(b)	Time and Form of Payment. If a Participant is entitled to a Severance Benefit, the Severance Benefit will be paid as follows, unless otherwise specified in the Participation Agreement—

(1)
In General. Except as otherwise provided in paragraph (2), below, (A) the base salary (Section 4.1(a)(1)) portion of the Participant’s Severance Benefit will be paid in a lump sum on or before the 60th day following the Participant’s Qualifying Termination date and (B) any bonus award (Section 4.1(a)(2)) portion of the Participant’s Severance Benefit will be paid in a lump sum within 30 days after the six-month anniversary of the Participant’s Qualifying Termination date (except, with respect to a Participant who was subject to a severance arrangement with the Company prior to the Effective Date, to the extent such payment would otherwise be subject to Section 409A, it shall instead be paid on or before the 60th day following the Participant’s Qualifying Termination date). The Administrator may accelerate payment of any bonus award (Section 4.1(a)(2)) portion of the Participant’s Severance Benefit to the extent such portion is not subject to Section 409A.

(2)	Time of Payment under Section 409A. To comply with Section 409A—

(A)	Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A.

(B)
If, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service.

4.2.    Medical and Dental Benefits.
If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Company will provide the Participant with medical and dental benefits as follows, unless otherwise specified in the Participation Agreement—

(a)
Amount. During the Severance Coverage Period (or if shorter, the 18-month period immediately following the Participant’s Qualifying Termination), the Company will pay a portion of the Participant’s premiums for medical and dental coverage under COBRA equal to the portion of medical and dental benefit premiums (if any) that the Company would have paid with respect to the Participant had the Participant continued employment with the Company in the same position held by the Participant at the time of his or her Qualifying Termination. Notwithstanding the previous sentence, the Company reserves the

Rogers Corporation Severance Plan	Page 5

right to modify, amend, or terminate at any time any Company benefit plan to the extent permitted under the terms of the plan and applicable law.

(b)
Time of Payment. Each month’s premium will be paid in the month it is due, except that payments may be delayed pending the Participant’s execution of a release in accordance with Section 6. For purposes of Section 409A, payments under this Section 4 are each a separate payment.

(c)
Cash In Lieu. The Company may, at its option and except as provided below, pay the Participant cash in lieu of the amounts payable by Company under Section 4.2(a) in a lump sum on or before the 60th day following the Participant’s Qualifying Termination date, in which case, the Company will provide continued health benefits in accordance with COBRA without any Company contributions. This Section 4.2(c) shall apply only to the extent that the amount of the cash payment paid in this section is exempt from Section 409A.

4.3.    Outplacement Services.
If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Company will provide the Participant with reasonable outplacement services during the Severance Coverage Period (but not later than the end of the second calendar year that begins after the Qualifying Termination), not to exceed $50,000, unless otherwise provided in the Participation Agreement. The Company will not pay the participant cash in lieu of the benefits described in this Section 4.3.
4.4.    Equity Awards.
The value of, and rights attendant to, each equity or equity-based award held by a Participant will be preserved or the award will be cashed out in a manner consistent with the plan and award agreement under which the award is issued.
4.5.    Qualifying Termination.

(a)	A Participant has a Qualifying Termination if his or her employment with the Company is terminated—
(1)    by the Participant for Good Reason; or
(2)    by the Company for any reason other than for Cause.

(b)	Good Reason.
(1)    Definition. “Good Reason” means, without the consent of the Participant, (A) any material diminution in the Participant’s base pay; (B) a material diminution in the Participant’s authority, duties, or responsibilities; or (C) a material change in the Participant’s primary office location (which, for this purpose, means a change of more than 100 miles). For the avoidance of doubt, “Good Reason” does not occur solely because Rogers ceases to be publicly traded.

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(2)    Notice and Cure Period. A Participant does not terminate for Good Reason unless (A) the Participant gives the Administrator written notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) the Participant terminates within one year following the initial existence of the condition.

(c)
Cause. “Cause” means, as reasonably determined by the Administrator in its discretion, (1) conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving perjury, fraud, or theft; (2) willful and continuous failure to perform substantially the Participant’s duties (other than any such failure resulting from the Participant’s disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Participant identifying how such failure reasonably may be cured and the Participant is given at least 30 days to cure such failure, or (3) willful violation of a material requirement of the Company’s code of conduct or the Participant’s fiduciary duty to the Company, including the covenants set forth in Section 5. No act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in, or not opposed to, the best interests of the Company.

4.6.    Sections 280G and 4999 of the Code.

(a)
Limitation on Amounts. Notwithstanding any provision of the Plan to the contrary, if it is determined that part or all of the compensation and benefits payable to a Participant (whether pursuant to the terms of the Plan or otherwise) before application of this Section 4.6 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Participant to incur the 20% excise tax under Section 4999 of the Code (or its successor) (“Excise Tax”), the following provisions shall apply:

(1)    The Participant shall receive payment of the greater of the following amounts, determined after subtracting the net amount of federal, state and local income taxes on such payments and the amount of Excise Tax to which the Participant would be subject in respect of such payments and after taking into account the phase-out of itemized deductions and personal exemptions attributable to such payments: (A) the amounts otherwise payable to or for the benefit of the Participant pursuant to the Agreement (or otherwise) that, but for this Section 4.6 would be “parachute payments,” (referred to below as the “Total Payments”), and (B) the Total Payments reduced to an amount equal to three times the “base amount” (as defined under Section 280G of the Code) less $1, as reasonably determined by the Consultant (as defined below).
(2)    If the Total Payments are reduced under paragraph (1), above, such reductions shall be made by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to the Participant that is exempt from Section 409A of the Code, (B) reduction of any

Rogers Corporation Severance Plan	Page 7

other payments or benefits (other than equity awards) otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to the Participant that is exempt from Section 409A of the Code, and (D) reduction of any payment, on a pro rata basis, with respect to the acceleration of equity awards that is otherwise payable to the Participant that is subject to Section 409A of the Code.
(3)    All determinations under this Section 4.6 shall be made by a nationally recognized accountant, executive compensation consultant, or law firm appointed by the Company (the “Consultant”) that is acceptable to the Participant on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Participant that may be used by the Participant to file the Participant’s federal tax returns.

(b)
It is possible that payments will be made by the Company which should not have been made (each, an “Overpayment”) due to the uncertain application of Section 280G of the Code at the time of a determination hereunder. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by the Participant to the Company together with interest at the prime rate of interest in effect on the date of such Overpayment; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code.

Section 5.    COVENANTS
5.1.    Generally.
In consideration for the benefits provided under the Plan, each Participant will agree to the covenants set forth in this Section 5.
5.2.    Noncompetition.

(a)
Prohibited Conduct. During the period of a Participant’s employment with the Company, and for the Participant’s Severance Coverage Period, the Participant will not, without the prior written consent of the Administrator—

(1)    personally engage in Competitive Activities (as defined below); or
(2)    work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Participant’s mere purchase or holding, for investment purposes, of securities of a publicly-traded company will not constitute “ownership” or “participation in ownership” for

Rogers Corporation Severance Plan	Page 8

purposes of this paragraph so long as Participant’s equity interest in any such company is less than 5% of its outstanding shares.

(b)
Competitive Activities. “Competitive Activities” means engage in, render services, either as an employee, consultant or independent contractor, or become associated in any way, either directly or indirectly, in the research, development, manufacture, use or sale of any product which is the same as, similar to or is competitive with any product, development or research activity of the of the Company or, for a Participant assigned to a particular business unit of the Company, such business unit. If the scope of the obligations contained in this Section 5.2 is determined to exceed that which may be enforceable under applicable law, the scope of these obligations will be reformed to provide for enforcement to the maximum extent permitted under applicable law. The Participant will bear the burden of proving the scope of the maximum enforceable obligations under applicable law and that the activities in which he or she has engaged do not exceed such maximum enforceable obligations.

5.3.    Interference with Business Relations.
During the period of the Participant’s employment with the Company, and for the Participant’s Severance Coverage Period, Participant will not, without the prior written consent of the Administrator—

(a)	recruit or solicit any employee of the Company for employment or for retention as a consultant or service provider;

(b)
hire or participate (with another company or third party) in the process of hiring (other than for the Company) any person who is then an employee of the Company, or provide names or other information about Company employees to any person or business (other than the Company) under circumstances that could lead to the use of that information for purposes of recruiting or hiring;

(c)	interfere with the relationship of the Company with any of its employees, agents, or representatives;

(d)
solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company or (2) to divert any business of such customer or prospect from the Company; or

(e)
otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, or employees.

5.4.    Proprietary and Confidential Information.
The Participant will at all times preserve the confidentiality of all proprietary information and trade secrets of the Company, except to the extent that disclosure of such information is legally required. “Proprietary information” means information that has not been disclosed to the public and that is treated as confidential within the business of the

Rogers Corporation Severance Plan	Page 9

Company, such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information and data; identities of users and purchasers of the Company’s products or services; and other confidential matters pertaining to or known by the Company, including confidential information of a third party that Participant knows or should know the Company is bound to protect.
5.5.    Nondisparagement.
The Participant will at no time make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Company or its officers, directors, employees and agents. The Company will at no time make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Participant; provided that, for purposes of this sentence, the Company shall mean the (a) President and Chief Executive Officer of Rogers and (b) Chief Human Resources Officer of Rogers.
5.6.    Cooperation.
The Participant will cooperate with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. In addition, the Participant will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Participant’s employment hereunder, provided that such cooperation does not materially interfere with the Participant’s then current employment and that the Participant and the Company are not adverse in such action, proceeding, or appeal, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.
5.7.    Recoupment.
If the Participant breaches any of the covenants set forth in this Section 5, the Company will have no further obligation to pay to the Participant any benefit under the Plan, and the Participant will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Participant under the Plan.
Section 6.    RELEASE
6.1.    Generally.
A Participant will not be entitled to any benefits under the Plan unless, at the time of the Participant’s Qualifying Termination, he or she executes and does not subsequently

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revoke a release satisfactory to the Company releasing the Company, its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims the Participant or his or her successors and beneficiaries might then have against them (excluding any claims the Participant might then have under the Plan or any employee benefit plan sponsored by the Company). The release will be substantially in the form that is attached as Exhibit B to the Plan.
6.2.    Time Limit for Providing Release.
A Participant will execute and submit the release to the Company within 30 days after the date of the Participant’s Qualifying Termination. However, if the Participant has a Qualifying Termination in connection with an exit incentive or other employment termination program offered to a group or class of employees, the Participant will have 50 days after the Participant terminates employment to execute and submit the release to the Company. With respect to any payment under the Plan that is subject to Section 409A, if payment is otherwise due prior to the latest date on which the release may become irrevocable and the period between separation from service and such date spans two calendar years, payment shall be made in the second of those two years.
Section 7.    NATURE OF PARTICIPANT’S INTEREST IN THE PLAN
7.1.    No Right to Assets.
Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.
7.2.    No Right to Transfer Interest.
Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Administrator may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of section 414(p) of the Code (if section 414 (p) applied to the Plan), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Plan at a time or in an amount that the Participant could not receive under the Plan, and (d) the amount of the Participant’s benefits under the Plan are reduced to reflect any payments made or due the alternate payee.
7.3.    No Employment Rights.

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No provisions of the Plan and no action taken by the Company or the Administrator will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant for any reason or no reason and at any time.
7.4.    Withholding and Tax Liabilities.
The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Administrator. In addition, the Participant will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

Section 8.    ADMINISTRATION, INTERPRETATION, AND MODIFICATION OF PLAN
8.1.    Plan Administrator.
The Administrator will administer the Plan.
8.2.    Powers of the Administrator.
The Administrator’s powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrator has full discretionary authority to exercise each of the foregoing powers.
8.3.    Incapacity.
If the Administrator determines that any Participant entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such Participant to his or her spouse, parent, brother, sister, or other party deemed by the Administrator to have incurred expenses for such Participant. If a Participant dies after having a Qualifying Termination, any payment of the Participant's Severance Benefit remaining due to the Participant will be paid to the Participant's estate at the time such payment would otherwise be paid to the Participant but no later than 90 days after the Participant's death.
8.4.    Amendment, Suspension, and Termination.
The Compensation and Organization Committee has the right by written resolution to amend, suspend, or terminate the Plan at any time, subject to the terms of this Section 8.4. In addition, the Administrator has the right by written resolution to amend the Plan at any time, subject to the terms of this Section 8.4 and to the extent that such amendment does not modify the amount or nature of benefits provided or the authority of

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the Administrator’s authority as specified hereunder. No amendment, suspension, or termination that reduces the benefits to which a Participant is entitled under the Plan will apply to an employee who, at the time the amendment is adopted, already is a Participant without his or her express written consent (and refusal of such consent shall not constitute Cause). Notwithstanding the foregoing, the Administrator or Compensation and Organization Committee may amend the Plan at any time to the extent necessary to comply with Section 409A, provided that, to the extent possible, such amendment does not reduce the benefits of an employee who is already a Participant.
8.5.    Power to Delegate Authority.
The Administrator may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.
8.6.    Headings.
The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.
8.7.    Severability.
If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of the Plan is void, illegal, or unenforceable, the other terms, provisions, and portions of the Plan will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by the Plan.
8.8.    Governing Law.
The Plan will be construed, administered, and regulated in accordance with the laws of Arizona (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.
8.9.    Complete Statement of Plan.
The Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.4 or 8.5. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.9, for purposes of determining benefits with respect to a Participant, the Plan will be deemed to include (a) the provisions of any Participation Agreement executed in accordance with Section 3.2, and (b) the provisions of any other written agreement between the Company and the Participant to the extent

Rogers Corporation Severance Plan	Page 13

such other agreement explicitly provides for the incorporation of some or all of its terms into the Plan.
Section 9.    CLAIMS AND APPEALS
9.1.    Application of Claims and Appeals Procedures.

(a)
If a Participant is not receiving, or believes that he or she is not receiving, the full amount of benefits under the Plan to which he or she is entitled, the Participant may file a claim under the provisions of this Section 9. However, to the extent that the Participant requests a determination of disability, the procedures for disability benefit claims set forth in Department of Labor Regulation § 2560.503-1 shall apply.

(b)
No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Section 9.

9.2.    Initial Claims.

(a)	Any claim for benefits will be in writing (which may be electronic if permitted by the Administrator) and will be delivered to a claims administrator designated in writing by the Administrator

(b)
Each claim for benefits will be decided by the claims administrator or the Administrator (as determined by the Administrator) within a reasonable period of time, but not later than 90 days after such claim is received by the claims administrator (without regard to whether the claim submission includes sufficient information to make a determination), unless the claims administrator or the Administrator determines that special circumstances require an extension of time for processing the claim. If the claims administrator or the Administrator determines that an extension of time for processing is required, the claims administrator or the Administrator will notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c)
If any claim is denied in whole or in part, the claims administrator or the Administrator will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)    The specific reason or reasons for denial of the claim;
(2)    References to the specific Plan provisions upon which such denial is based;
(3)    A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

Rogers Corporation Severance Plan	Page 14

(4)    An explanation of the appeal procedures Plan’s and the applicable time limits; and
(5)    A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if his or her claim is denied upon review.
9.3.    Appeals.

(a)
If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Administrator. Such appeal will be in writing (which may be electronic, if permitted by the Administrator), may include any written comments, documents, records, or other information relating to the claim for benefits, and will be delivered to the Administrator within 60 days after the claimant receives written notice that his or her claim has been denied.

(b)
The Administrator will decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the appeal.

(1)    If the Administrator determines that an extension of time for processing is required, the Administrator will notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the claims administrator expects to render a decision.
(2)    If an extension of time pursuant to paragraph (1), above, is due to the claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal will be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)
In connection with any appeal, the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information will be considered relevant to a claim for benefits if such document, record, or other information:

(1)    Was relied upon in making the benefit determination;
(2)    Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or
(3)    Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

Rogers Corporation Severance Plan	Page 15

(d)
The Administrator review on appeal will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.

(e)
If any appeal is denied in whole or in part, the Administrator will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)    The specific reason or reasons for the decision;
(2)    References to the specific Plan provisions upon which the decision is based;
(3)    An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits (as determined pursuant to subsection (c), above); and
(4)    A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.
9.4.    Other Rules and Rights Regarding Claims and Appeals.

(a)
A claimant may authorize a representative to pursue any claim or appeal on his or her behalf. The Administrator may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his or her behalf.

(b)
Notwithstanding the deadlines prescribed by this Section 9.4, the Administrator and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Administrator will not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 9.3(a) would be unreasonable under the applicable circumstances.

9.5.    Interpretation.
The provisions of this Section 9 are intended to comply with section 503 of ERISA and will be administered and interpreted in a manner consistent with such intent.

Rogers Corporation Severance Plan	Page 16

Exhibit A

PERSONAL & CONFIDENTIAL

Date:	[Date]
To:	[Executive]
From:	[Name]
[Title]

Subject:    Rogers Corporation Severance Plan Participation Agreement

I am pleased to advise that you have been designated as an “Eligible Employee” for the purposes of the Rogers Corporation Severance Plan, as amended from time to time (the “Plan”). A copy of the current plan document is enclosed).

This means that, upon your execution of this agreement, you will be eligible to receive the severance benefits described in the Plan in the event you experience a “Qualifying Termination” as defined under the Plan; provided, however, that your “Severance Coverage Period” for purposes of the Plan shall be [•] months, except that, if you incur a Qualifying Termination during the [•]-year period after a “Change in Control” as defined under the Plan, your Severance Coverage Period shall be [•] months. If you have any questions please contact me or [name], [title].

By signing the attached signature page and in consideration of the opportunity to participate in the Plan, you agree to be bound by the terms of the Plan, including the covenants set forth in Section 5 of the Plan. Your participation in the Plan does not confer any rights to continue in the employ of Rogers Corporation or any of the affiliates. You are hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

Please sign the attached signature page and return the original to me as soon as possible.

Best regards,

[name]
[title]

Rogers Corporation Severance Plan Participation Agreement	Page A-1

Rogers Corporation Severance Plan
Agreement Signature Page

[date]

I, [name], have read the Rogers Corporation Severance Plan and agree to its terms, and I agree to be bound by the terms of the covenants in Section 5 of the Plan. This agreement supersedes any and all prior agreements and communications, whether written or oral, between the Company and me regarding the subject matter of the Plan.

Signature	Date

Return to [name] [title] by [date].

Rogers Corporation Severance Plan Participation Agreement	Page A-2

EXHIBIT B

2225 West Chandler Blvd / Chandler, AZ 85224 / 877.643.7701 / Fax: 480.857.2819

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereinafter “Agreement”) is made as of the Effective Date (as defined in Section 2 below) by and between [XXXX] (hereinafter “Employee”) and Rogers Corporation (hereinafter “Rogers”). The purpose of this Agreement is to fully and finally dispose of all issues regarding Employee’s employment and separation from employment with Rogers as described below.

1.Severance Benefits. In consideration for entering into this Agreement, Rogers will provide the following benefits (“Severance Benefits”) in return for the release and waiver set forth herein and the satisfactory fulfillment by Employee of all Employee’s agreements hereunder: [Insert description of severance benefits].
2.    General Release. Employee, on behalf of Employee and Employee's descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Rogers and its parent(s), subsidiaries, affiliates, related LLCs, owners, trustees, directors, officers, agents, servants, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Released Parties”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorney's fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said Released Parties, including, without limitation, those arising out of or in any way connected with Employee's employment relationship with Rogers or Employee’s separation from employment at Rogers. This general release includes claims discrimination or retaliation under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46 (a) - 51 et seq.

    Employee recognizes that, in signing this Agreement, Employee is waiving Employee’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that Employee executes this Agreement. Employee understands that Employee may take twenty-one (21) days from the date this Agreement

Rogers Corporation Severance Plan Release	Page B-1

is presented to Employee to consider whether to execute this Agreement. Employee is advised that Employee may wish to consult with an attorney prior to execution of this Agreement. Once Employee has executed this Agreement, Employee may revoke the Agreement at any time during the seven (7) day period following Employee’s execution of the Agreement by so notifying the Corporate Director of Human Resources in writing at the following address of Employee’s intent to do so: Rogers Corporation, Attn: Corporate Director of Human Resources, P.O. Box 188, Rogers, CT 06263.
After seven (7) days have passed following Employee’s execution of this Agreement, Employee’s execution of this Agreement shall be final and irrevocable. The date on which the revocation period expires, if Employee does not first revoke it, is the Effective Date of this Agreement. Employee understands that nothing in this Agreement restricts Employee’s right to challenge the validity of the General Release of ADEA claims, to file a charge with the EEOC or to participate or cooperate in EEOC investigations or proceedings.
Employee agrees that by this Agreement, Employee is expressly waiving Employee’s right to bring or pursue any judicial action, any contractual action, any statutory action or procedure or any action which Employee could have brought with respect to any matter arising from Employee’s employment with Rogers and separation therefrom with Rogers, provided, however, that this Agreement shall not preclude Employee from seeking unemployment compensation or workers’ compensation benefits, nor shall it constitute a waiver with respect to any claims Employee may have for retirement benefits (e.g., 401(k) and pension benefits). Employee also agrees that by entering into this Agreement, Employee is waiving any right Employee may have to seek or accept damages or relief of any kind with respect to the claims released by this Agreement or by reason of termination of Employee’s employment.

3.    Non-disparagement. Employee covenants and agrees that Employee will not at any time, directly, indirectly or through any entity in which Employee is an officer, director, employee, consultant, or shareholder, either orally, in writing, or through any medium (including, but not limited to, television or radio, newspapers, magazines, computer networks, social media, or bulletin boards, or any other form of communication), disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of Rogers, or any officer, director, employee, agent or representative of Rogers. Nothing in this Section 4 is intended to impose restrictions on either party beyond those that are permitted by law.
4.    Cooperation. Employee agrees to cooperate with Rogers in the truthful and honest prosecution and/or defense of any claim in which the Released Parties may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation: making Employee available on a timely basis, on reasonable notice by Rogers, for interviews, meetings and other communications with auditors and outside counsel acting on behalf of Rogers in connection with any such matter; providing documents to Rogers related to any such matter; and voluntarily appearing, without a subpoena and at Rogers’s request, for a deposition or to give testimony in any hearing, trial, investigation or arbitration at the request of Rogers for any such matter. If Employee becomes legally compelled to testify or provide an interview on any matter related to Rogers, whether by subpoena or otherwise, Employee agrees to provide Rogers with prompt, written notice of such legal requirement so that Rogers may, if it so wishes, seek a protective order or other remedy. To the extent that Rogers requests Employee’s cooperation, Rogers shall reimburse Employee for reasonable expenses consistent with Rogers’s expense reimbursement policy there in effect.

Rogers Corporation Severance Plan Release	Page B-2

5.    Return of Property. Employee agrees to return all Rogers’s property in Employee’s possession including, but not limited to, credit cards, keys, company files and internal documents (including books and manuals), and any electronic equipment (even if such electronic equipment has been available for Employee’s personal use).
6.    Confidentiality. Employee agrees not to disclose the contents of the provisions of this Agreement, its terms or conditions or the circumstances that resulted in or followed Employee’s separation from employment, to any party, excluding immediate family, except as required by law or as is reasonably necessary for purposes of securing counsel from Employee’s attorney, accountant or financial adviser. In the event of any violation of this provision or Section 3, either party may seek all appropriate legal and equitable relief. Nothing in this Section 6 is intended to impose restrictions on either party beyond those that are permitted by law.
7.    Consideration. The parties agree and acknowledge that there is good and sufficient consideration for the settlement of any and all issues and disputes between Employee and Rogers and for the mutual promises contained herein. Also, the parties agree and acknowledge that the terms of this Agreement are fair and equitable, reflecting both the corporate interests of Rogers and its recognition of Employee’s years of valuable service.
8.    Resignation. Employee acknowledges and agrees that Employee will, if requested by Rogers, execute documents to evidence Employee’s resignation from any positions Employee may hold as an officer or director of any Rogers-affiliated entity.
9.    Entire Agreement; Continuing Obligations. Employee is voluntarily entering into this Agreement of Employee’s own free will and without influence by Rogers or any of its present or former officers, representatives, agents or employees. This Agreement constitutes the complete understanding between the parties, except that Employee acknowledges and agrees that the Employment, Invention, Confidentiality and Non-Compete Agreement with Rogers (the “Non-Compete Agreement”), which is specifically incorporated herein as terms of this Agreement, is a valid agreement supported by adequate consideration, and Employee agrees to abide in full with the terms and conditions of such agreement except as otherwise provided herein.
10.    Non-solicitation:
(a)Employees. The Employee understands and acknowledges that Rogers has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to Rogers. Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of Rogers for two (2) years, to run consecutively, beginning on the Employee’s date of termination.
(b)Customers. Employee understands and acknowledges that Rogers has expended and continues to expend significant time and expense in developing customer relationships, customer information and goodwill, and that because of Employee’s experience with and relationship to Rogers, he has had access to and learned about much or all of Rogers’s customer information. Customer Information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales. Employee understands and acknowledges that loss of this customer relationship

Rogers Corporation Severance Plan Release	Page B-3

and/or goodwill will cause significant and irreparable harm to Rogers. Employee agrees and covenants for two (2) years, to run consecutively, beginning on the Employee’s date of termination, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with Rogers’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by Rogers. This restriction shall only apply to each of the following:
i.customers or prospective customers the Employee contacted in any way during the twelve (12) months before the last day of Employee’s employment with Rogers;
ii.customers about whom Employee has trade secret or Confidential Information;
iii.customers who became customers during Employee’s employment with Rogers; and
iv.customers about whom the Employee has information that is not available publicly.
11.    No Admission. Neither the negotiation, undertaking or execution of this Agreement shall constitute an admission by Rogers of a violation of any federal or state constitution, statute or regulation, or common law right, whether in contract or in tort.
12.    Acknowledgement. Employee acknowledges and agrees that Employee is not entitled to any payments and benefits except as set forth in this Agreement.
13.    Disclosure. In addition to the foregoing, and in further exchange for the consideration described in Section 1 of this Agreement, Employee specifically represents and warrants that as of the date that Employee executes this Agreement, either (i) Employee has disclosed to Rogers’s General Counsel or to another member of the Company’s internal Legal Department in writing any matter that Employee knows or suspects could constitute an actual or potential violation of the Rogers Code of Ethics and Business Conduct or of any internal or external legal, regulatory or compliance requirement applicable to the Company in any jurisdiction in which it does business, or (ii) Employee has no information concerning any such matter.
14.    Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Arizona, without regard to its conflicts of law rules. The parties hereby consent to the jurisdiction of the federal and state courts located in the State of Arizona to resolve any disputes arising out of the interpretation or administration of this Agreement.
15.    Severability. If any term or provision of this Agreement, or any application thereof to any circumstances, is declared invalid, in whole or in part, or otherwise unenforceable, such term or provision or application shall be deemed to have been modified to the minimum extent necessary for it to be enforceable, and shall not affect other terms or provisions or applications of this Agreement.
16.    Condition. The Severance Benefits in Section 1 are conditional upon strict compliance with Employee’s obligations and covenants under the Confidentiality and Non-Compete Agreement and the Agreement, including but not limited to Section 4 (cooperation) and Section 5

Rogers Corporation Severance Plan Release	Page B-4

(return of company property). Employee understands and acknowledges that a breach of any of these obligations and covenants shall result in cessation of the Severance Benefits. All compensation payments, whether or not part of the Severance Benefits, shall remain subject to the Rogers Corporation Compensation Recovery Policy, as amended from time to time.
17.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with such Section 409A and any related regulations or other pronouncements. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent proved in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of Employee’s employment shall be deemed to refer to the date upon which Employee has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, if any payments of money or other benefits due Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Rogers, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Employee hereunder constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
18.    Representation. Employee represents and warrants that Employee has the authority to enter into this Agreement, and that Employee has not assigned any claims being released under this Agreement to any person or entity. Employee has carefully read this Agreement and fully understands its contents and significance, and Employee acknowledges that Employee has not relied upon any representation or statement, written or oral, not set forth in this document. Employee fully understands that this Agreement constitutes a waiver of all rights available under federal and state statutes, municipal charter and common law, with regard to any matter related to Employee’s employment with Rogers, and separation therefrom with Rogers. Nothing in this Agreement and Release prohibits Employee from reporting possible violations of law to a governmental agency or entity, or requires Employee to seek authorization from Rogers or to notify Rogers if Employee does make such reports. This Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

[Remainder of page deliberately left blank]

Rogers Corporation Severance Plan Release	Page B-5

19.    Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement.

_____________________________________________
[XXXXX]      Date

ROGERS CORPORATION

By __________________________________________
NAME Date
TITLE

Rogers Corporation Severance Plan Release	Page B-6